UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

PIONEER MUNICIPAL HIGH INCOME OPPORTUNITIES FUND, INC. (MIO)

(Name of Registrant(s) as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

October 22, 2024

Pioneer Municipal High Income Opportunities Fund, Inc.

Supplement to Proxy Statement dated August 22, 2024

Additional Information

The following provides supplemental information in relation to the Annual Meeting of Stockholders of Pioneer Municipal High Income Opportunities Fund, Inc. (“MIO” or the “Fund”) held in September 2023 (the “meeting”), and the response of the Fund’s Board of Directors and management.

The meeting entailed an uncontested election for three Director nominees. Two of the nominees were elected at the meeting by the vote of a majority of stockholders. A third nominee did not attain the required majority for election at the meeting to the Board of the Fund, based on an unusually large number of “against” votes, but attained the required majority for the other five Pioneer funds holding elections that day. Of 18 Director elections held that day for Pioneer closed-end funds, including the Fund, 17 were successful in terms of the nominees being elected by attaining the majority required.

The Board and management closely followed the meeting solicitation process and results, and took the large votes against the nominee seriously, including the basis for the votes. The Board and management sought additional information about the voting results from the proxy solicitor and other sources. The solicitor confirmed that the discretionary vote of a single broker-dealer, with a large position in the Fund on behalf of its clients, was the cause for the heavy against vote.

The Board and management have been informed that the broker-dealer votes in accordance with recommendation of its proxy adviser across a substantial client segment, which votes are reflected when the broker-dealer votes its entire position. (By contrast, the voting instructions provided by individual clients of the broker-dealer were highly favorable as to the nominee’s election.) The Fund’s Board and management, with the assistance of the proxy solicitor, again reviewed the proxy adviser’s policy in this area, which pertains to any nominee who is a governance and/or nominating committee member, where a closed-end fund has opted in to the Maryland control share statute (as is the case with the Fund since its inception in 2021), and generally results in an “against” or “withhold” recommendation for a single election (i.e., without the application of such an adverse recommendation over multiple years). In this case, the proxy adviser had issued an against vote for the single nominee as to the Fund, but had issued a “for” recommendation as to the same nominee for the other Pioneer closed-end funds holding elections.

At the request of the Fund’s Board and management, the proxy solicitor reviewed the meeting solicitation process and results to identify any other negative voting patterns or evidence of stockholder dissatisfaction, apart from the large vote by the broker-dealer based on its proxy adviser’s recommendation. The solicitor confirmed that the broker-dealer’s vote was determinative due to the sheer size of the broker-dealer’s position. Other than the against vote of an institutional stockholder, no other patterns of negative voting or dissatisfaction were identified, whether in regard to the nominee or the Fund in general. In this regard, management also considered its interactions as to the Fund with stockholders and financial intermediaries.

The Board and management would be pleased to further engage with stockholders on these or other matters. For additional information, the Fund’s status with respect to the Maryland control share statute, and the basis therefor, have been described in the Fund’s initial prospectus, dated August, 2021, and the Fund’s annual and semi-annual reports provided to stockholders.